First Corporation Announces Agreement to Acquire 100% of Acquma Holdings Limited, Share Exchange and Merger Pending

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Press Release

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Source: First Corporation

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On 5:57 pm EDT, Friday October 16, 2009

CALGARY, Alberta--(BUSINESS WIRE)--First Corporation (OTCBB:FSTC - News) announces it has signed an agreement to acquire 100% of Acquma Holdings Limited. This marks a significant change from the previous Agreement between the two companies on July 6, 2009 whereby First Corporation (First Corp.) was to acquire only 10% of Acquma. The entire issued share capital of Acquma is to be acquired through a share exchange with First Corp.

Acquma Holdings Limited is a privately held British Virgin Islands registered firm engaged in identifying and investing in new and developing companies that Acquma believes show promising growth prospects. www.acquma.net Currently, Acquma holds 18.30% of Tramigo Ltd. Tramigo brings advanced telematics, GPS tracking combined with wireless communication, products to the consumer market. Their Tramigo device is a highly efficient fully portable personal tracker/product locator device sold in more than 150 countries. Through Tramigo’s innovative Landmark Data and discrete tracking processes, registered persons and objects such as vehicles, boats, agricultural equipment or practically any asset of value can be located from a cellphone or through the Internet. www.tramigo.net

Joel Breeze, CEO of First Corp., notes, “The pending acquisition and merger of Acquma and First Corp. presents a great opportunity for First Corp. We expect Acquma to bring investments and opportunities to us that otherwise would not be available, including Tramigo which has a first class product in a rapidly expanding market. When Daniel Craig-Hallam and his Acquma team take control of the First Corp.’s administration, I anticipate rapid growth.”

Daniel Craig-Hallam, CEO of Acquma states, “The pending merger of our two companies creates an exciting and real opportunity for growth. We have the option to, and propose to, increase our investment in Tramigo and foresee further value for our shareholders. My Board colleagues and I will join the Board of First Corp. upon consummation of the Agreement. We will continue to support Tramigo and are looking at numerous other opportunities to bring to First Corp.”

The completion of the acquisition of Acquma by First Corp. is subject to customary terms and conditions, including the filing and effectiveness of a registration statement with the U.S. Securities and Exchange Commission, as well as approval by the shareholders of First Corp.

About First Corporation (First Corp.)

First Corporation was incorporated under the laws of the State of Colorado on December 27, 1995. The Company’s activities to date have been limited to organization and capital formation.

About Acquma Holdings Ltd.

Acquma was established in February 2008. The Company has two distinct objectives:

to allow the public to share in the innovative Tramigo technology, and to increase its capital base and share value through the acquisition of direct and strategic interests and investments in technology, medical research, environmental and emerging market property development.

Forward Looking Statement

This news release contains forward looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company’s current views with respect to future events that involve risks and uncertainties. Among others, these risks include the failure to meet schedule or performance requirements of the Company’s contracts, the Company’s liquidity position, the Company’s ability to obtain new contracts, the emergence of competitors with greater financial resources, and the impact of competitive pricing. In the light of these uncertainties the forward-looking events referred to in this release might not occur.

Contact:

For First Corporation
Emerson Gerard Associates
Jerry Jennings, 561-881-7318
mediareply@emesongerard.com